Exhibit 99.2

Keating Capital Issues Q1 2013 Letter to Stockholders and Announces Stock Repurchase Program Extension

Pre-IPO Investor Provides Stockholder Update

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--May 2, 2013--Keating Capital, Inc. (“Keating” or the “Company”) (Nasdaq: KIPO) issued its Q1 2013 letter to stockholders and announced the extension of its stock repurchase program until November 8, 2013. The Q1 2013 letter to stockholders is posted on the Company’s website at: http://ir.keatingcapital.com/.

For the first quarter, the Company reported the following highlights:

  First, the Company’s net asset value (“NAV”) remains unchanged from the fourth quarter at $8.00 per share.
  Second, the Company has invested $63.4 million in 20 companies since inception.
  Third, the Company had a $2.2 million increase in unrealized appreciation in its LifeLock, Inc. position as of quarter-end. Subsequent to quarter-end through April 25, 2013, the Company sold approximately 74% of its LifeLock shares, resulting in approximately $2.7 million of net realized gains, which represents about $0.30 per share based on the 9,132,222 shares of the Company’s common stock outstanding.
  Fourth, Keating Capital’s portfolio companies had median 2012 revenue of $80 million, and experienced an increase in aggregate revenue of 28% over 2011.
  Fifth, 91% of the Company’s total invested capital was deployed in the 2011 and 2012 vintage years.
  Sixth, the value weighted-average holding period of the companies in Keating Capital’s portfolio was 1.3 years.
  Seventh, the Company has extended its expected IPO timing and holding periods to two and four years, respectively.
  Eighth, the Company does not expect to make any new cleantech investments in the foreseeable future.
  And finally, the Company repurchased 42,563 shares of its common stock at an average price of $6.51, or a 19% weighted average discount to NAV.

About Keating Capital, Inc.

Keating Capital (www.KeatingCapital.com) is a business development company that specializes in making pre-IPO investments in innovative, emerging growth companies that are committed to and capable of becoming public. We provide investors with the ability to participate in a unique fund that allows our stockholders to share in the potential value accretion that we believe typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Keating Capital, Inc.
Investor Relations Contact:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com